Exhibit 99.1
For Immediate Release

Hasbro Reports Third Quarter 2019 Financial Results
•Third quarter 2019 revenues were $1.58 billion compared to $1.57 billion a year ago; Absent a negative $20.5 million impact of foreign exchange, third quarter 2019 revenues grew 2%
•Revenues increased 20% in the Entertainment, Licensing and Digital segment; Revenues decreased 2% in the U.S. and Canada segment; Revenues were flat in the International segment, but increased 4% absent a negative $19.9 million impact of foreign exchange
•Partner Brands revenue increased 40%; Franchise Brands revenue decreased 8%; Hasbro Gaming revenues decreased 17%; Emerging Brands revenue was flat
•On August 22, Hasbro entered into an agreement to acquire Entertainment One (eOne) for approximately £3.3 billion; On October 17, eOne shareholders approved the transaction; The transaction, which remains subject to receipt of additional regulatory approvals and customary closing conditions, is anticipated to close in the fourth quarter 2019
•Including a $20.9 million after-tax loss related to hedging part of the British Pound purchase price of eOne, net earnings were $212.9 million or $1.67 per diluted share; Excluding this loss, adjusted net earnings were $233.8 million, or $1.84 per diluted share
•Quarter ending cash of $1.1 billion and operating cash flow of $389.6 million

Pawtucket, R.I., October 22, 2019 -- Hasbro, Inc. (NASDAQ: HAS), a global play and entertainment company, today reported financial results for the third quarter 2019. Net revenues for the third quarter 2019 were $1.58 billion versus $1.57 billion in 2018. Absent a negative $20.5 million impact of foreign exchange, third quarter 2019 revenues grew 2%.
During the third quarter 2019, Hasbro entered into a definitive agreement to acquire Entertainment One Ltd. (eOne) in an all-cash transaction valued at approximately £3.3 billion. As a result of hedging part of the British Pound purchase price of eOne, Hasbro recognized an after-tax foreign exchange loss of $20.9 million after-tax charge, or $0.16 per diluted share. Third quarter 2018 net earnings include a favorable $17.3 million, or $0.14 per diluted share, tax benefit from U.S. tax reform. Including these items in both periods, net earnings for the third quarter 2019 decreased to $212.9 million, or $1.67 per diluted share, versus $263.9 million, or $2.06 per diluted share, for the third quarter of 2018. Excluding the charges, third quarter 2019 adjusted net earnings decreased to $233.8 million, or $1.84 per diluted share compared to third quarter 2018 adjusted net earnings of $246.5 million, or $1.93 per diluted share.
“Hasbro remains on track to deliver profitable revenue growth in 2019, behind innovation in gaming, toys and around Hasbro's Brand Blueprint. However, as we've communicated, the threat and enactment of tariffs reduced revenues in the third quarter and increased expenses to deliver product to retail," said Brian Goldner, Hasbro’s chairman and chief executive officer. "The team drove continued growth in the Wizards of the Coast gaming brands, MAGIC: THE GATHERING and DUNGEONS & DRAGONS, and delivered significant new holiday initiatives. To start the fourth quarter, we are seeing a strong consumer response to the global launch of Hasbro's line for Disney's Frozen 2 and Star Wars: The Rise of Skywalker as well as the U.S. launch of the new NERF Ultra."
"In addition, we are pleased with the progress toward completing our acquisition of eOne, including last week's overwhelming approval by eOne shareholders. We expect to close the transaction during the fourth quarter," continued Goldner. "The strategic opportunity to bring onboard the brands, capabilities and talent from eOne is compelling to our long-term prospects as a leading global play and entertainment company and we look forward to sharing more about our plans after the close."

“Hasbro's global teams are executing within a dynamic trade environment that is impacting the timing of revenues, driving incremental expenses and putting upward pressure on our underlying tax rate,” said Deborah Thomas, Hasbro’s chief financial officer. "In addition, third quarter operating profit was negatively impacted versus last year from lower Entertainment, Licensing and Digital segment margins, a higher revenue mix of lower margin Partner Brands and incremental shipping and warehousing costs which partially offset our cost savings. We anticipate disruption throughout the remainder of 2019 as retailers work to manage costs and inventory and we are working to mitigate the impact on consumers this holiday season. Our teams are delivering an innovative slate across demographics and categories, including in digital gaming, that we are supporting with robust marketing programs and investment. Hasbro's financial position is strong and we ended the quarter with $1.1 billion in cash on our balance sheet."

Third Quarter 2019 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q3 2019	Q3 2018	% Change	Q3 2019	Q3 2018	% Change
U.S. and Canada[1]	$898.3	$912.2	-2%	$193.7	$223.1	-13%
International	$561.1	$560.7	—%	$67.2	$66.3	1%
Entertainment, Licensing and Digital[1]	$115.8	$96.8	20%	$24.6	$37.1	-34%

1The Entertainment and Licensing segment is now the Entertainment, Licensing and Digital segment. For the quarter ended September 30, 2018, Wizards of the Coast digital gaming revenues of $12.0 million, and operating profit of $3.5 million, were reclassified from the U.S. and Canada Segment to the Entertainment, Licensing and Digital segment.

Third quarter 2019 U.S. and Canada segment net revenues decreased 2% to $898.3 million compared to $912.2 million in 2018. Partner Brands and Emerging Brands revenue increased while Franchise Brands and Hasbro Gaming declined. The enacted and proposed tariffs negatively impacted revenues in the quarter. The segment reported operating profit of $193.7 million versus $223.1 million in 2018. Lower revenues and a higher percentage of lower operating margin Partner Brand sales, including higher royalty expense, contributed to the decline. In addition, the segment recorded higher shipping and warehousing expenses as a result of the disruption and shift of retailer order patterns from tariffs.

International segment net revenues for the third quarter 2019 of $561.1 million were essentially flat with $560.7 million in 2018. Excluding a negative $19.9 million impact of foreign exchange, International segment revenues increased 4%.

Q3 2019 International Segment Revenue by Region	% Change as Reported	% Change Absent FX
Europe	-4%	—%
Latin America	+4%	+9%
Asia Pacific	+7%	+10%
Total International	—%	+4%

Within the International segment, Partner Brands and Emerging Brands revenue grew while Franchise Brands and Hasbro Gaming declined. The International segment reported an operating profit of $67.2 million compared to $66.3 million in 2018. The improvement in gross margin and favorable cost management was partially offset by higher royalty expense and intangible amortization in the segment.

Entertainment, Licensing and Digital segment net revenues increased 20% to $115.8 million compared to $96.8 million in 2018. Revenue growth was driven by Magic: The Gathering Arena and Transformers: Bumblebee film revenues, partially offset by lower digital streaming revenues for Hasbro television programming. Operating profit decreased to $24.6 million, or 21.2% of net revenues, versus $37.1 million, or 38.3% of net revenues in 2018. The decline in operating profit was the result of several factors, including higher operating profit margin in the third quarter of 2018 due to the multi-year digital streaming agreement for Hasbro television programming. In addition, program production amortization increased in the third quarter of 2019 and the Company continued investing in digital gaming initiatives, including Magic: The Gathering Arena and future digital games. Given the timing of Bumblebee revenues, the Company now estimates full-year 2019 program production amortization to be greater than historical levels, but remaining under 2.0% of total net revenues.

Third Quarter 2019 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q3 2019	Q3 2018	% Change
Franchise Brands	$779.7	$847.7	-8%
Partner Brands	$427.0	$305.8	40%
Hasbro Gaming[2]	$232.3	$280.8	-17%
Emerging Brands	$136.2	$135.3	1%

2Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY which are included in Franchise Brands in the table above, totaled $449.4 million for the third quarter 2019, up slightly versus $447.8 million for the third quarter 2018. Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

Franchise Brands revenue decreased 8% to $779.7 million. MAGIC: THE GATHERING, MONOPOLY and TRANSFORMERS revenues increased in the quarter, but were more than offset by declines in NERF, MY LITTLE PONY, BABY ALIVE and PLAY-DOH. Franchise Brands revenue declined in the U.S. and Canada and International segments, but grew in the Entertainment, Licensing and Digital segment where Magic: The Gathering Arena and Transformers: Bumblebee revenue contributed.

Partner Brands revenue increased 40% to $427.0 million. Revenues grew behind Hasbro product for the October 4th Frozen 2 and Star Wars merchandising events ahead of the movie premieres, as well as increases in revenue for Hasbro's products for the Avengers and Spider-Man franchises from Marvel and Disney's Descendants 3. Partner Brand revenues increased in the U.S. and Canada and International segments. Given the current forecasted mix of Partner Brand revenues, the Company currently estimates full-year 2019 royalty expense to be approximately 8.5% of revenues.

Hasbro Gaming revenue decreased 17% to $232.3 million. Revenue gains from DUNGEONS & DRAGONS and select other gaming titles, including new titles for the holiday, were more than offset by declines in PIE FACE and SPEAK OUT among other games. Hasbro Gaming revenues decreased in all three operating segments. Hasbro’s total gaming category was up slightly to $449.4 million.

Emerging Brands revenue increased 1% to $136.2 million driven by shipments of POWER RANGERS and PLAYSKOOL, including MR. POTATO HEAD, offset by declines in Quick Strike collectible offerings. Emerging Brands revenue grew in the U.S. and Canada and International segments, but declined in the Entertainment, Licensing and Digital segment.

Dividend and Share Repurchase

The Company paid $85.9 million in cash dividends to shareholders during the third quarter 2019. The next quarterly cash dividend payment of $0.68 per common share is scheduled for November 15, 2019 to shareholders of record at the close of business on November 1, 2019.

During the third quarter, Hasbro repurchased 14,345 shares of common stock at a total cost of $1.5 million and an average price of $104.82 per share. Through the first nine months of 2019, the Company repurchased 689,641 shares of common stock at a total cost of $60.1 million and an average price of $87.18. At quarter-end, $367.8 million remained available in the current share repurchase authorization, however, in anticipation of the eOne acquisition, the Company plans to suspend its share repurchase program while it prioritizes achieving its gross Debt to EBITDA target of 2.00 to 2.50X.

Conference Call Webcast

Hasbro will webcast its third quarter 2019 earnings conference call at 8:00 a.m. Eastern Time today. To listen to the live webcast and access the accompanying presentation slides, please go to https://investor.hasbro.com.  The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.
About Hasbro
Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, MAGIC: THE

GATHERING and POWER RANGERS, as well as premier partner brands. Through its entertainment labels, Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 13 on the 2019 100 Best Corporate Citizens list by CR Magazine, and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past eight years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro) and Instagram (@Hasbro).

© 2019 Hasbro, Inc. All Rights Reserved.

Safe Harbor
Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future and the Company’s ability to achieve its financial and business goals, such as the belief the Company will return to profitable growth in 2019, the Company’s actions, plans, and strategies relating to the application of tariffs to the Company’s products, the proposed acquisition of Entertainment One, and estimates for full-year program production amortization expense and royalty expense, and may be identified by the use of forward-looking words or phrases.

The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as achieve and maintain interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to recover the Company’s costs and earn a profit; (ii) downturns in economic conditions impacting one or more of the markets in which the Company sells products, including, without limitation, changes in exchange rates or other macroeconomic conditions that impact customers and consumers for the Company’s products in the United Kingdom, Brazil, and Russia, which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, consumer disposable income, retailer inventories and spending, including lower spending on purchases of the Company’s products; (iii) factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) consumer interest in entertainment properties for which the Company is developing and marketing and sales of products or content associated with such entertainment properties; (v) the Company’s ability to successfully evolve and transform its business to address a changing global consumer landscape and retail environment, one in which online shopping and digital first marketing are increasingly critical, traditional retailers face challenges from disintermediation and our success depends on developing additional retail channels and paths to our consumers, and difficulties or delays the Company may experience in successfully implementing and developing new capabilities and making the changes to its business that are required to be successful under these changing marketplace conditions; (vi) the application of tariffs to some or all of the Company’s products being imported into other markets, which would significantly increase the price of the Company’s products and substantially harm sales if applied to any significant amount of the Company’s products; (vii) the ability of the Company to successfully implement actions to lessen the impact of the application of tariffs imposed on our products, including any changes to our supply chain, inventory management, sales policies or pricing of our products; (viii)our ability to successfully develop, launch and grow new areas of our business, such as Magic: The Gathering Arena and esports initiatives from our Wizards of the Coast business; (ix) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (x) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (xi) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (xii) the ability of the Company to successfully develop, produce and distribute movies under its relationship with Paramount Pictures Corporation, and consumer interest in those movies and related merchandise; (xiii) consumer interest in programming created by Hasbro Studios, and other factors impacting the financial performance of Hasbro Studios and the Discovery Family Channel; (xiv) existing retail inventories, which can depress purchases of new products by retailers and/or other aspects of the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xv) the success of our key partner brands, including the Company’s ability to maintain and extend solid relationships with its key partners or the risk of delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xvi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xvii) the bankruptcy or other lack of success of one of the Company's significant retailers, such as the recent bankruptcy of Toys“R”Us in the United States and Canada, or the bankruptcy or lack of success of a smaller retail customer of the Company, such as Sears Holdings Corporation, any of which could negatively impact the Company's revenues or bad debt exposure and create challenges to the Company and its financial performance as the Company attempts to recapture this lost business through other customers or channels and faces suppressed sales of new products caused by the liquidation of existing retail inventories into the market; (xviii) ability to realize the benefits of cost-savings and efficiency enhancing initiatives; (xix) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xx) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries, including without limitation, the application of tariffs to some or all of the products the Company purchases from vendors in China, and imports into the United States, which would significantly increase the price of the Company’s products and substantially harm sales if applied to any significant amount of the Company’s products; (xxi) the ability of the Company to successfully diversify sourcing of its products to reduce reliance on sources of supply in China; (xxii) risks relating to investments and acquisitions, such as the Company’s proposed acquisition of Entertainment One, which risks include: uncertainty of the satisfaction of closing conditions; unexpected costs, liabilities or delays; integration difficulties; inability to retain key personnel; diversion of management time and resources; failure to achieve anticipated benefits or synergies of acquisitions or investments; inability to complete financings on satisfactory terms or at all; risks relating to the additional indebtedness incurred in connection with a transaction; and fluctuations in foreign exchange rates; (xxiii) the Company’s ability to protect its assets and intellectual property, including as a result of infringement, theft, misappropriation, cyber-attacks or other acts compromising the integrity of the Company’s assets or intellectual property; (xxiv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xxv) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xxvi) changes in tax laws or regulations, or the interpretation and application of such laws and regulations, which may cause the Company to alter tax reserves or make other changes which significantly impact its reported financial results; (xxvii) the impact of litigation or arbitration decisions or settlement actions; and (xxviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The statements contained herein are based on the Company’s current beliefs and expectations. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
The financial tables accompanying this press release include non-GAAP financial measures as defined under SEC rules, specifically Adjusted operating profit, Adjusted net earnings and Adjusted earnings per diluted share, which exclude, where applicable, the impact of acquisition-related charges relating to hedging the British Pound purchase price of eOne, the impact of charges associated with the settlement of the Company’s pension plan, Toys“R”Us liquidation, severance costs and U.S. tax reform. Also included in the financial tables are the non-GAAP financial measures of EBITDA and Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of the charges noted above. As required by SEC rules, we have provided reconciliations on the attached schedules of these measures to the most directly comparable GAAP measure. Management believes that Adjusted net earnings, Adjusted earnings per diluted share and Adjusted operating profit provides investors with an understanding of the underlying performance of the Company’s business absent unusual events. Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of the Company because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's consolidated financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.
HAS-E
Investor Contact: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com
# # #
(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)
	September 29, 2019	September 30, 2018
ASSETS
Cash and Cash Equivalents	$1,060,432	$907,107
Accounts Receivable, Net	1,416,879	1,391,242
Inventories	589,132	610,918
Other Current Assets	346,687	283,183
Total Current Assets	3,413,130	3,192,450
Property, Plant and Equipment, Net (1)	371,881	255,150
Other Assets	1,769,613	2,047,729
Total Assets	$5,554,624	$5,495,329

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$7,903	$20,307
Payables and Accrued Liabilities (1)	1,458,832	1,301,616
Total Current Liabilities	1,466,735	1,321,923
Long-term Debt	1,696,204	1,694,721
Other Liabilities (1)	550,778	591,404
Total Liabilities	3,713,717	3,608,048
Total Shareholders' Equity	1,840,907	1,887,281
Total Liabilities and Shareholders' Equity	$5,554,624	$5,495,329

(1) In January 2019, the Company adopted Financial Accounting Standards Update 2016-02, Leases, which requires the recognition of lease assets and lease liabilities. As a result, the Company has recorded operating lease right-of-use assets of $127,005 included in Property, Plant and Equipment, Net at September 29, 2019, as well as operating lease liabilities of $144,455, of which $29,489 are recorded in Payables and Accrued Liabilities and $114,966 are included in Other Liabilities, at September 29, 2019.

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended				Nine Months Ended
(Thousands of Dollars and Shares Except Per Share Data)	September 29, 2019	% Net Revenues	September 30, 2018	% Net Revenues	September 29, 2019	% Net Revenues	September 30, 2018	% Net Revenues
Net Revenues	$1,575,173	100.0%	$1,569,686	100.0%	$3,292,220	100.0%	$3,190,485	100.0%
Costs and Expenses:
Cost of Sales	627,119	39.8%	655,597	41.8%	1,230,800	37.4%	1,249,090	39.2%
Royalties	128,008	8.1%	105,265	6.7%	258,957	7.9%	240,962	7.6%
Product Development	67,354	4.3%	65,807	4.2%	189,246	5.7%	183,050	5.7%
Advertising	140,256	8.9%	134,384	8.6%	309,659	9.4%	290,001	9.1%
Amortization of Intangibles	11,814	0.8%	8,841	0.6%	35,445	1.1%	19,873	0.6%
Program Production Cost Amortization	28,028	1.8%	14,088	0.9%	58,105	1.8%	33,419	1.0%
Selling, Distribution and Administration	275,384	17.5%	272,368	17.4%	748,338	22.7%	853,585	26.8%
Operating Profit	297,210	18.9%	313,336	20.0%	461,670	14.0%	320,505	10.0%
Interest Expense	22,764	1.4%	22,779	1.5%	67,096	2.0%	68,391	2.1%
Other Expense (Income), Net	14,700	0.9%	(5,237)	-0.3%	99,125	3.0%	(23,416)	-0.7%
Earnings before Income Taxes	259,746	16.5%	295,794	18.8%	295,449	9.0%	275,530	8.6%
Income Tax Expense	46,797	3.0%	31,933	2.0%	42,340	1.3%	63,862	2.0%
Net Earnings	$212,949	13.5%	$263,861	16.8%	$253,109	7.7%	$211,668	6.6%

Per Common Share
Net Earnings
Basic	$1.68		$2.08		$2.00		$1.68
Diluted	$1.67		$2.06		$1.99		$1.67

Cash Dividends Declared	$0.68		$0.63		$2.04		$1.89

Weighted Average Number of Shares
Basic	126,453		127,161		126,356		125,982
Diluted	127,204		127,892		126,956		126,774

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Nine Months Ended
	September 29, 2019	September 30, 2018
Cash Flows from Operating Activities:
Net Earnings	$253,109	$211,668
Non-Cash Pension Charge	110,777	—
Other Non-Cash Adjustments	204,726	174,717
Changes in Operating Assets and Liabilities	(179,044)	(211,639)
Net Cash Provided by Operating Activities	389,568	174,746

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(90,800)	(104,015)
Investments and Acquisitions, Net of Cash Acquired	—	(155,451)
Other	4,340	8,587
Net Cash Utilized by Investing Activities	(86,460)	(250,879)

Cash Flows from Financing Activities:
Net Repayments of Short-term Borrowings	(1,425)	(131,629)
Purchases of Common Stock	(60,137)	(187,850)
Stock-Based Compensation Transactions	29,737	28,827
Dividends Paid	(250,760)	(229,562)
Employee Taxes Paid for Shares Withheld	(13,061)	(58,336)
Deferred Acquisition Payments	(100,000)	—
Debt Issuance Costs	(21,534)	—
Net Cash Utilized by Financing Activities	(417,180)	(578,550)

Effect of Exchange Rate Changes on Cash	(7,867)	(19,444)

Cash and Cash Equivalents at Beginning of Year	1,182,371	1,581,234

Cash and Cash Equivalents at End of Period	$1,060,432	$907,107

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Nine Months Ended
	September 29, 2019	September 30, 2018	% Change	September 29, 2019	September 30, 2018	% Change
Major Segment Results (1)
U.S. and Canada Segment:
External Net Revenues	$898,269	$912,179	-2%	$1,766,649	$1,714,536	3%
Operating Profit	193,686	223,061	-13%	313,795	269,539	16%
Operating Margin	21.6%	24.5%		17.8%	15.7%

International Segment:
External Net Revenues	561,137	560,704	0%	1,221,224	1,229,093	-1%
Operating Profit	67,238	66,274	1%	51,410	10,359	> 100%
Operating Margin	12.0%	11.8%		4.2%	0.8%

Entertainment, Licensing and Digital Segment:
External Net Revenues	115,766	96,803	20%	304,266	246,747	23%
Operating Profit	24,594	37,113	-34%	62,550	76,016	-18%
Operating Margin	21.2%	38.3%		20.6%	30.8%

International Segment Net Revenues by Major Geographic Region
Europe	$319,277	$331,353	-4%	$673,728	$686,490	-2%
Latin America	151,987	145,703	4%	305,106	308,065	-1%
Asia Pacific	89,873	83,648	7%	242,390	234,538	3%
Total	$561,137	$560,704		$1,221,224	$1,229,093

Net Revenues by Brand Portfolio
Franchise Brands	$779,659	$847,745	-8%	$1,749,948	$1,715,986	2%
Partner Brands	427,029	305,827	40%	812,466	714,424	14%
Hasbro Gaming	232,287	280,832	-17%	463,272	520,334	-11%
Emerging Brands	136,198	135,282	1%	266,534	239,741	11%
Total	$1,575,173	$1,569,686		$3,292,220	$3,190,485

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $449,393 and $1,086,151 for the quarter and nine months ended September 29, 2019, respectively, up 0.3% and up 12.7%, respectively, from revenues of $447,844 and $964,159 for the quarter and nine months ended September 30, 2018, respectively.

(1) For the quarter and nine months ended September 30, 2018, revenues of $11,999 and $33,271, respectively, and operating profit of $3,455 and $9,825, respectively, were reclassified from the U.S. and Canada segment to the Entertainment, Licensing and Digital segment.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF AS REPORTED TO ADJUSTED OPERATING RESULTS
(Unaudited)
(Thousands of Dollars)

Non-GAAP Adjustments Impacting Operating Profit

For the quarter and nine months ended September 29, 2019, and the quarter ended September 30, 2018, there were no non-GAAP adjustments impacting operating profit.

	Nine Months Ended
	September 29, 2019		September 30, 2018
	Pre-tax Adjustments	Post-tax Adjustments	Pre-tax Adjustments	Post-tax Adjustments
Incremental costs impact of Toys"R"Us (1)	$—	$—	$70,428	$61,372
Severance (2)	—	—	17,349	15,699
	$—	$—	$87,777	$77,071

(1) In the first quarter of 2018, Toys"R"Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense on outstanding Toys"R"Us receivables, royalty expense, inventory obsolescence as well as other related costs.

(2) In the first quarter of 2018, the Company incurred severance charges, primarily outside the U.S., related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused. These charges were included in Corporate and Eliminations.

Reconciliation of Operating Profit Results

For the quarter and nine months ended September 29, 2019, and the quarter ended September 30, 2018, there were no non-GAAP adjustments made to operating profit.

	Nine Months Ended September 30, 2018
	As Reported	Non-GAAP Adjustments	Adjusted
Adjusted Company Results
External Net Revenues	$3,190,485	$—	$3,190,485
Operating Profit	320,505	87,777	408,282
Operating Margin	10.0%	2.8%	12.8%

Adjusted Segment Results
U.S. and Canada Segment:
External Net Revenues	$1,714,536	$—	$1,714,536
Operating Profit	269,539	52,277	321,816
Operating Margin	15.7%	3.0%	18.8%

International Segment:
External Net Revenues	1,229,093	—	1,229,093
Operating Profit	10,359	11,151	21,510
Operating Margin	0.8%	0.9%	1.8%

Entertainment, Licensing and Digital Segment:
External Net Revenues	246,747	—	246,747
Operating Profit	76,016	—	76,016
Operating Margin	30.8%	—	30.8%

Corporate and Eliminations:

The Corporate and Eliminations segment included non-GAAP adjustments of $24.3 million for the nine months ended September 30, 2018, consisting of $17.3 million of severance; and $7.0 million of royalty expense related to Toys"R"Us losses.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars and Shares, Except Per Share Data)

Reconciliation of Net Earnings and Earnings per Share
	Quarter Ended
(all adjustments reported after-tax)	September 29, 2019	Diluted Per Share Amount	September 30, 2018	Diluted Per Share Amount
Net Earnings, as Reported	$212,949	$1.67	$263,861	$2.06
Impact of Tax Reform (1)	—	—	(17,336)	(0.14)
Acquisition-related foreign exchange loss (2)	20,886	0.16	—	—
Net Earnings, as Adjusted	$233,835	$1.84	$246,525	$1.93

	Nine Months Ended
(all adjustments reported after-tax)	September 29, 2019	Diluted Per Share Amount	September 30, 2018	Diluted Per Share Amount
Net Earnings, as Reported	$253,109	$1.99	$211,668	$1.67
Incremental costs impact of Toys"R"Us	—	—	61,372	0.48
Severance	—	—	15,699	0.12
Impact of Tax Reform (1)	—	—	30,454	0.24
Acquisition-related foreign exchange loss (2)	20,886	0.16	—	—
Pension (3)	85,852	0.68	—	—
Net Earnings, as Adjusted	$359,847	$2.83	$319,193	$2.52

(1) The Company made adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional regulations issued in the first quarter of 2018.

(2) In the third quarter of 2019, the Company and Entertainment One Ltd. ("eOne") announced that they entered into a definitive agreement under which the Company will acquire eOne in an all-cash transaction, to be paid in British pound sterling. The Company hedged a portion of its exposure to fluctuations in the British pound sterling in relation to the acquisition using a series of both foreign exchange forward and option contracts. These contracts do not qualify for hedge accounting and, as such, were marked to market through other expense in the Company's Consolidated Statement of Operations. The Q3 2019 impact was a loss of $25.5 million, or $20.9 million after-tax.

(3) In the second quarter of 2019, the Company recognized a $110.8 million non-cash charge ($85.9 million after-tax) related to the settlement of its U.S. defined benefit pension plan.

Reconciliation of EBITDA	Quarter Ended		Nine Months Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Net Earnings	$212,949	$263,861	$253,109	$211,668
Interest Expense	22,764	22,779	67,096	68,391
Income Taxes (including Tax Reform)	46,797	31,933	42,340	63,862
Depreciation	38,608	42,623	101,016	104,915
Amortization of Intangibles	11,814	8,841	35,445	19,873
EBITDA	$332,932	$370,037	$499,006	$468,709
Non-GAAP Adjustments (see above)	(25,533)	—	(136,310)	87,777
Adjusted EBITDA	$358,465	$370,037	$635,316	$556,486